                                                                 EXHIBIT 10.29.1
EXECUTION COPY 6/25/96


                       LIMITED LIABILITY COMPANY AGREEMENT
         OF QUINTEL CELLULAR LLC (a Delaware limited liability company)


         This Limited Liability Company Agreement (the "Agreement") is entered into as of July 3, 1996, by and between Quintel Entertainment, Inc., with its principal place of business at One Blue Hill Plaza, Pearl River, New York 10965 ("Quintel"), and Paragon Cellular Services, Inc., with its principal place of business at 16805 U.S. Highway 19N, Clearwater, FL 34024 ("Paragon") (Quintel and Paragon are hereinafter referred to individually as a "Member" and collectively as "Members"), both of which do hereby form QUINTEL CELLULAR LLC, a limited liability company (the "Company"), pursuant to the Delaware Limited Liability Company Act, upon the following terms and conditions:



Section 1. DEFINITIONS.

         As used herein, the following terms have the following meanings:

         1.1 "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

         1.2 "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any officer, director, shareholder, member, or partner of such Person, (iii) any Person who is an officer, director, shareholder, member, partner, trustee, or employee of any Person described in clauses (i) and (ii) of this sentence, or (iv) any child, grandchild (whether through marriage, adoption, or otherwise), parent, brother, sister, or spouse of a Person. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         1.3 "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy." A "Voluntary Bankruptcy" means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for the relief or the

EXECUTION COPY 6/25/96

appointment of a receiver, trustee, custodian, or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency or similar statute, law, or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety
(90) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within sixty (60) days.

         1.4 "Capital Account" means a capital account to be established for each Member (or transferee of a Member who is not admitted to the Company as a Member) and maintained in accordance with the rules in Code Reg. 1.704-1(b)(2)(iv). Upon a distribution in kind of Company property, the Capital Account of each Member will be debited or credited with the Member's allocable share of gain or loss that would have been recognized by the Company had the property been sold for an amount equal to the fair market value immediately prior to the distribution.

                  Each Member's Capital Account shall be determined and maintained in accordance with the Treasury Regulations adopted under Section 704(b) of the Code. Any questions concerning a Member's Capital Account shall be resolved by applying principles consistent with this Agreement and the Treasury Regulations adopted under Section 704 of the Code in order to ensure that all allocations to the Members will have substantial economic effect or will otherwise be respected for federal income tax purposes.

                  In the event any Member transfers a Percentage Interest in the Company in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor Member to the extent such Capital Account relates to such transferred Percentage Interest. In determining the amount of any liability for purposes of this Section 1.4, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and regulations promulgated therein.

         1.5 "Capital Contribution" means, as to each Member, the Initial Capital Contribution together with all additional capital contributed to the Company by such Member pursuant to Section 4 hereof.

         1.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

EXECUTION COPY 6/25/96

         1.7 "Code Regulations", "Code Regs." or "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended form time to time (including corresponding provisions in succeeding regulations).

         1.8 "Company" means QUINTEL CELLULAR LLC, a Delaware limited liability company.

         1.9 "Depreciation" means, for each fiscal year or other fiscal period of the Company, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset of the Company for such year or other period, except as provided in this Section 1.10. If the adjusted basis of the Company's assets for federal income tax purposes differs from its Gross Asset Value at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis. If, however, the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

         1.10 "Gross Asset Value" means, with respect to any asset of the Company, the asset's adjusted basis for federal income tax purposes.

         1.11 "Initial Capital Contribution" means, as to any Member, the amount of cash or property set forth opposite such Member's name on the attached Schedule A under the heading "Initial Capital Contribution."

         1.12 "Majority Vote" means the affirmative vote of Members holding a majority of Percentage Interests in the Company.

         1.13 "Member" means any Person (i) who becomes a Member pursuant to the terms of this Agreement, and (ii) who holds Percentage Interests. "Members" means all such Persons.

         1.14 "Method of Accounting" means the method of accounting selected from time to time by the Members.

         1.15 "Net Available Cash" means for each fiscal year or other period an amount equal to the total cash revenues and receipts of the Company from any source (including financings and refinancings) for such period and other funds of the Company which, in the determination of the Management Committee are not needed for the conduct of the Company's

EXECUTION COPY 6/25/96

business, less the sum of (i) cash payments made by the Company during such period in connection with the conduct of the Company's business (including payments of principal and interest on the Quintel Loans and any Third Party Loans, but excluding distributions to Members) and (ii) the amount of any increase during such period in, or amounts established during such period for, reasonable reserves for anticipated costs, expenses, liabilities and obligations of the Company, working capital needs of the Company or other appropriate Company purposes, as determined by the Management Committee.

         1.16 "Person" means any individual, partnership, limited liability company, corporation, trust or other entity.

         1.17 "Profit and Loss" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with the Code.

         1.18 "Substituted Member" means any Person admitted to the Company in accordance with the provisions of Section 6 of this Agreement.

         1.19 "Third Party Loans" means secured or unsecured financings arranged by the Company and obtained from unaffiliated third parties; each such financing to bear interest at the rate offered by the third party lender and to be repayable over such period and upon such terms and conditions as shall have been agreed upon between the third party lender and the Company.

         1.20 "Transfer" means, with respect to a Percentage Interest, a sale, assignment, gift, or other disposition, or the pledge, grant of a security interest or lien in, or other encumbrance, whether voluntary or by operation of law, of such Percentage Interest.

         1.21 "Percentage Interest" or "Interest" means a fractional membership interest in the Company.



Section 2.   PURPOSES AND POWERS OF THE COMPANY

         2.1 Purposes. The Company has been formed to engage in the business described in the business plan on Schedule B annexed hereto.

         2.2 Certificate of Formation. Upon the execution hereof, the Members authorize the Managers to file a Certificate of Formation for the Company in the form annexed hereto as

EXECUTION COPY 6/25/96


Schedule C pursuant to Section 18-201 of the Act, which may be executed by any of the Managers.



Section 3. MEMBERS; MANAGERS; MANAGEMENT OF COMPANY


         3.1 Members' Voting Rights.

                      (a) Except as otherwise expressly provided in this Agreement, all decisions of the Members shall be made with the consent of the holders of a Majority in Percentage Interests.

                      (b) The following matters shall require approval by the Members holding a Majority of Percentage Interests:

                               (i)      dissolution of the Company;

                               (ii)     the sale, exchange or other disposition
of assets constituting a material part of the assets of the Company outside of the ordinary course of business;

                               (iii)    the lease, mortgage, pledge or other
hypothecation of assets constituting a material part of the assets of the Company;

                               (iv)     the merger or consolidation of the
Company with another entity;

                               (v)      the incurring of indebtedness by the
Company in excess of $50,000.00;

                               (vi)     the issuance of any additional Interests
in the Company;

                               (vii)    such other matters as are reserved to
the Members pursuant to any provisions of this Agreement or the Act.

         3.2 Management Committee.

                      (a) The management of the Company's business shall be vested in the Management Committee which shall consist of not less than five Managers of whom two (2) shall be elected by Quintel (the "Quintel Managers" or a "Quintel Manager"), two (2) by

EXECUTION COPY 6/25/96

Paragon (the "Paragon Managers" or a "Paragon Manager") and one (1) by Quintel for as long as the Quintel Loan and/or Additional Quintel Loan is due and outstanding and thereafter by unanimous consent of the Members (the "Fifth Manager"). Each Member agrees to vote his Percentage Interest to elect as a Manager the nominee or nominees of the other Member which the other Member is entitled to nominate as a Manager. Subject to Section 3.1, the powers granted to the Management Committee shall include, without limitation, the express powers:

                               (i)      to conduct, manage and control the
affairs and business of the Company, and to make such rules and regulations therefor consistent with law, the Certificate of Formation and this Agreement;

                               (ii)     to change the principal office of the
Company from one location to another within or outside of Florida; to fix and locate from time to time one or more subsidiary offices of the Company within or outside of the State of Florida; and to designate any place within or outside of the State of Florida for the holding of any Members' meeting or meetings;

                               (iii)    subject to Section 3.1(b)(v), to borrow
money and incur indebtedness for the purposes of the Company, to cause to be executed and delivered therefor, in the Company's name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidence of debt and securities;

                               (iv)     to execute and file in the appropriate
office(s) any certificates or other documents required by law to effectuate the purposes of this agreement, including, without limitation those required to comply with the Act; and

                               (v)      to execute all instruments, documents or
other papers which may be required to be executed by the Company in furtherance of any of the powers described above, may be executed by any one of the Managers, except that all withdrawals of Company funds, whether by check or otherwise, shall be governed by Section 3.5 of this Agreement.

                      (b) Each Manager shall have one vote. Any action requiring a decision of the Management Committee shall be determined by a majority vote of the Managers then sitting on the Management Committee.

                      (c) In the event that the outstanding amount of principal and interest due and unpaid on the Quintel Loan or Additional Loan is less than $100,000.00 and more than $0.00, and Quintel determines that additional capital or loans in excess of $100,000.00 are required for the operation of the Company's business, and requests that such capital or loans be provided by the Members, then Paragon shall have the right, exercisable within ten (10) days

EXECUTION COPY 6/25/96

after receipt of Quintel's notice of such additional capital or loans, to provide such amount on the terms proposed by Quintel, and if Paragon provides such amount on such terms within such period, then Quintel shall request that one of the three Managers appointed by Quintel resign and the Fifth Manager shall be appointed by Paragon.

                      (d) Jeffrey L. Schwartz, Jay Greenwald, Charles Robert Darst, Anthony N. Amico, Jr. and Andrew Stollman are hereby appointed as the Initial Managers of the Company. The Initial Managers shall serve until the first organizational meeting of the Company. Thereafter, each Manager shall be elected annually by the Members in accordance with Section 3.2(a). Failure by the Members to name the Fifth Manager or to fill a vacancy created by the removal or resignation of the Fifth Manager shall not affect the validity of any action taken by the Management Committee in accordance with the other provisions of this Agreement.

                      (e) The Management Committee may from time to time authorize one or more of its Managers, agents or attorneys acting alone or in concert, to take such actions as may be necessary or advisable to implement the policies, decisions and duties of the Management Committee including, without limitation, the execution and delivery of documents and instruments as contemplated in Section 3.2(a)(iii) and 3.2(a)(v).

                      (f) The Managers shall not be required to manage the Company as their sole and exclusive function and each may have other business interests and/or engage in any other activity in addition to those related to the Company. Neither the Company nor any Member or Manager shall have any right pursuant to this Agreement to share or participate in such other business interests or activities or to the income or proceeds derived therefrom. No Manager shall incur liability to the Company or any Member solely as a result of engaging in any other business interests or activities.

                      (g) The Members may appoint one or more officers of the Company, including a President, one or more Vice Presidents, Treasurer, Secretary and such other officers and agents as the Members may deem advisable. All such officers must also be Managers and such officers shall have such authority and perform such duties as may be prescribed by the Management Committee.

         3.3 Books of Account and Company Records. The books of the Company shall be maintained, as provided by law, at the principal place of business of the Company and shall include but not limited to: (1) a current and past list, setting forth, in alphabetical order, the full name and last known mailing address of each Member and Manager, if any; (2) a copy of the Certification of Formation and any amendments thereto, together with executed copies of any powers of attorney to which any Articles of Amendment have been executed; (3) copies of the

EXECUTION COPY 6/25/96

Company's federal, state and local income tax returns and financial statements for the three (3) most recent years; (4) copies of this Agreement and any other operating agreements, and all amendments of any of the foregoing; and (5) a statement setting forth the Capital Contribution and the agreed value of any other property or services contributed by each Member. Each Member shall cause to be entered in the Company's books a full and accurate account any transaction made by that Member on behalf of the Company. Each of the Members shall have the right at all reasonable times to review all books of account and physical books and records of the Company. At the completion of each fiscal year, the books of account and physical records of the Company shall be audited by a certified public accounting firm selected by the Management Committee.

         3.4 Banking. The Company shall establish one or more general business bank accounts with such bank or banks as may be determined by the Management Committee from time to time. All Company receipts (including, without limitation, the capital of the Company and all other monies and instruments for the payment of monies to the Company) shall be deposited into said account or accounts of the Company, and all expenses of the Company shall be paid from said account or accounts.

         3.5 Authorization of Disbursement of Company Funds. Disbursement of the Company funds, in payment of business expenses or otherwise, shall be by appropriate check, on an account of the company and shall be drawn upon those signatures of the Managers or Members as hereinafter set forth. All drafts, checks or withdrawal of monies from the company accounts shall require the signature of at least two (2) Managers which will be the Quintel Managers for as long as the Quintel Loan and/or Additional Quintel Loan remain due and outstanding and thereafter, one of which will be a Quintel Manager and the other a Paragon Manager.

         3.6 Database. The Company anticipates that it will develop a customer data base in the course of the sale and marketing of its products and services, which shall be the property of the Company and be leased, sold and otherwise dealt with by the Company. Each Member shall have the right while a Member of the Company to use the customer data base created by the Company to market and promote other products and services offered by such Member, but no Member may sell or lease the Company's customer data base other than on behalf of the Company. The foregoing restrictions shall not apply to any customer names or other customer information provided by a Member to the Company, which names and information shall remain the property of the Member to be sold, leased and otherwise dealt with in that Member's sole discretion and without any duty to account to the other Member.

EXECUTION COPY 6/25/96


         3.7 General Restrictions. No Member or Manager shall have the right, power or authority to do any of the following acts without the prior approval of the holders of a majority in Percentage Interests:

                      (a) expend or use any Company money or property except upon the account of and for the benefit of the Company or except as otherwise expressly provided in this Agreement;

                      (b) pledge any of the Company's credit or property for other than Company purposes;

                      (c) assign the Company's property in trust for creditors or on the assignee's promise to pay the debts of the Company except as otherwise provided in this Agreement;

                      (d) confess a judgment against the Company in an amount greater than $10,000.00; (e) enter into any leases for real or personal property;

                      (f) enter into any financing or loan arrangements, including any letters of credit; or

                      (g) enter into any agreement with any telephone or telecommunications company or any service bureau.

         3.8  Meetings.

                      (a) An annual meeting of all Members shall be held annually at such time and place as may be designated by the Management Committee.

                      (b) Written notice of the annual meeting setting forth the place, date and hour of the meeting shall be given to each Member and shall be given personally or by first class mail, not less than ten (10) nor more than fifty (50) days before the date of the meeting.

                      (c) Any Member may call a special meeting of the Members for any purpose on giving ten (10) days prior written notice of the meeting (shorter notice may be agreed upon all of the Members in writing). The notice shall provide information as to time, place and agenda of the meeting.

EXECUTION COPY 6/25/96

                      (d) Any Member may waive his or her right to receive any notice required under this Agreement by delivery to the Company of a written waiver of the right to receive such notice.

         3.9 Quorum. Members holding not less than a majority of all Percentage Interests, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, a majority of the Percentage Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new date if fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at such meeting. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed. The Members present at a meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of Percentage Interests who absence results in less than a quorum being present.

         3.10 Proxies.

                      (a) A Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact.

                      (b) Every proxy must be signed by the Member or his or her attorney-in- fact. No proxy shall be valid after the expiration of eleven
(11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

         3.11 Salaries and Compensation to Members. Except as approved from time to time by the Management Committee, the Company shall have no duty or obligation to compensate the Members, their employees, agents or assigns, for services rendered on behalf of the Company, nor shall a Member be entitled to salary or other compensation.

         3.12 Company Property. All property originally brought into or transferred to the Company as Capital Contributions of the Members or subsequently acquired by purchase or otherwise by or on behalf of the Company, shall be owned by and held in the name of the Company or in such fictitious business names as are approved by the Management Committee. The trade name and/or goodwill, if any, of the Company shall be the sole property of the Company and no Member or Person, shall have the right, title or interest in and to the trade name or goodwill of the Company.

EXECUTION COPY 6/25/96

         3.13 Bankruptcy of the Company. Upon an affirmative vote of Members holding a Majority in Percentage Interests, the Management Committee shall have the right to cause a petition to be filed on the Company's behalf and exercise any and all rights of the Company pursuant to the Federal Bankruptcy Code or any successor thereto.

         3.14 Limitation of Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a Manager of the Company.



Section 4. CAPITAL CONTRIBUTIONS AND LOANS


         4.1 Quintel Loans.

                      (a) Quintel will provide a loan to the Company in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) to provide for the initial financing of the Company (the "Initial Quintel Loan"). The Initial Quintel Loan shall bear interest at the rate of seven (7%) percent per annum payable monthly and shall be repayable as follows:

                               (i)      Mandatory prepayments of principal and
interest shall be made in equal quarterly installments in an amount equal to twenty (20%) percent of the Company's retained earnings if retained earnings as determined by the Company for the preceding financial quarter are at least $250,000 or seventy-five (75%) of the Company's retained earnings if retained earnings as determined by the Company for the preceding financial quarter are greater than $500,000.

                               (ii)     Notwithstanding the above, minimum
principal payments of the greater of $10,000.00 or five (5%) percent of the Company's retained earnings determined on a semi-annual basis shall be made semi-annually commencing January 1, 1997.

                      (b) In the event that Quintel determined in its sole and absolute discretion, that additional funds are required by the Company following the making of the Initial Quintel Loan, Quintel at its option, in its sole and absolute discretion, may elect to make an additional $250,000.00 loan to the Company (the "Additional Quintel Loan"). The terms of repayment and interest on the Additional Quintel Loan shall be the same as the Initial Quintel Loan. If Quintel determines that additional funds are needed by the Company but Quintel determines that

EXECUTION COPY 6/25/96

it does not wish to provide such additional funds, Quintel at its option and in its sole discretion may offer to sell its Interest in the Company to Paragon at an amount equal to the outstanding balance of principal and interest owing to Quintel on the Quintel Loan, and, in the event that Paragon accepts such offer (which acceptance to be effective must be accepted within ten (10) business days after the making of such offer) Quintel shall not be bound by the restrictive covenants set forth in Section 7 of this Agreement. The closing of the purchase by Paragon of Quintel's Interest shall occur within ten (10) business days after Paragon's acceptance of Quintel's offer, time being of the essence in connection therewith.

         4.2 Initial Capital Contributions. Each Member has initially contributed to the capital of the Company the sum adjacent to the respective Member's name as set forth in the attached Schedule A, which amount has been advanced to or for the benefit of the Company.

         4.3  Additional Loans or Capital Contributions.

                      (a) Quintel may, from time to time, propose a budget that may require additional funds up to $1,000,000.00 for the operation of the Company. If all of the Members agree in writing on the proposed budget by Quintel, and the terms upon which such funds shall be provided (e.g. capital contribution or loan and if a loan, the terms of such loans), then the Management Committee shall deliver a Cash Call Notice to each Member, in which event each Member shall, within ten (10) days after delivery of the Cash Call Notice, loan or contribute, as the case may be as determined by the Members, such Member's proportionate share (determined in accordance with its respective Percentage Interest) of the total amount required. Nothing herein shall require Quintel to propose such budget, and nothing herein shall limit the discretion of Paragon to approve or disapprove any budget proposed by Quintel, or the discretion of Paragon or Quintel, after a proposed budget has been presented, to agree or decline to provide the funds described in any proposed budget, all of which shall be in the sole and absolute discretion of the parties and such approval or agreement, as the case may be, may be withheld or granted for any reason or no reason.

                      (b) In the event that a Member shall fail or refuse to provide its proportionate share of additional funds as set forth in the Cash Call Notice (said Member hereinafter a "Cash Deficient Member"), then the Percentage Interest of all of the Members who have provided their proportionate share of additional funds shall thereupon be recalculated so that (1) the Percentage Interest in the Company of each Cash Deficient Member shall be reduced by subtracting therefrom the product (rounded to six decimal places) of One and One Half (1 1/2) multiplied by the result obtained from (A) multiplying such Cash Deficient Member's then Percentage Interest by (B) a fraction, the numerator of which shall be the amount of the Deficiency and the denominator of which shall be the sum of all Capital Contributions made and required to be made plus the amount of additional funding required to be provided to the Company by the Cash Deficient Member pursuant to the Cash Call Notice, and (2) the Percentage Interest of the Member(s) who provided all or a portion of the additional funds to the Company immediately prior to the making of such additional funding shall be increased by adding thereto an aggregate amount equal to the amount so subtracted from the Percentage

EXECUTION COPY 6/25/96

Interest of each Cash Deficient Member. In such an event, the Management Committee shall cause to be recorded in the books of the Company an amendment to this Agreement reflecting the adjusted Percentage Interests of the Members. An example of the operation of the formula set forth in this Paragraph 4.3(b) appears in Schedule D annexed hereto.

                      (c) In the event all of the Members do not agree in the manner provided for in Paragraph 4.3(a) on the budget proposed by Quintel, then Quintel shall have the option to loan to the Company the additional funds required by the Company (the amount of this loan shall be referred to as a "Preferred Quintel Loan"). The Preferred Quintel Loan shall bear interest at the rate of seven (7%) percent per annum, payable monthly, and shall be repayable on the same terms as the Initial Quintel Loan. Notwithstanding anything to the contrary contained herein, until the sum of the amount received by Quintel in repayment of the Preferred Quintel Loan and distributions of Net Available Cash equals two hundred percent (200%) of the sum of the principal amount of the Preferred Quintel Loan, no payments whatsoever shall be made to any other Member, including any payments due a Member by reason of dissolution of the Company, other than payments under Paragraph 5.2(d) of this Agreement.

         4.4 Interest. No Member shall be entitled to interest on its Capital Contributions.

         4.5 Withdrawal of Capital. No Member shall withdraw any portion of the capital of the Company without the express consent of all of the Members.

         4.6 Capital Account. An individual Capital Account shall be established and maintained for each Member.



Section 5. PERCENTAGE INTERESTS; CASH DISTRIBUTIONS; ALLOCATIONS
           OF PROFIT AND LOSS


         5.1 Percentage Interests. The Members shall have the respective Percentage Interests in the Company as are detailed on the attached Schedule A.

         5.2  Distribution of Net Available Cash.

                      (a) Except as provided in Section 5.2(b) and (c), Net Available Cash shall be distributed to the Members pro rata in accordance with their respective Percentage Interests in the Company.

EXECUTION COPY 6/25/96

                      (b) Prior to any distribution under Sections 5.2(a) and 5.2(c) herein, there shall be paid first to Quintel the regular payments due Quintel under the Initial Quintel Loan, and then the regular payments due under any Additional Quintel Loan, and then regular payments due under any Preferred Loan.

                      (c) Net Available Cash distributed in liquidation or dissolution of the Company shall be distributed to the Members, pro rata in accordance with each Member's positive Capital Account balance, to the extent thereof, after allocation of all Profits and Losses and other appropriate Capital Account adjustments.

                      (d) Notwithstanding the provisions of Paragraph 5.2(b) above, the Company shall be required to distribute annually to each Member an amount equal to forty (40%) percent of the amount of the Company's profits allocated to the Member for tax purposes (the foregoing percentage has been determined based upon present federal, state and local tax rates, and such percentage will be adjusted if and when such rates change). Such distribution shall be made not later than ten (10) days prior to the last day for filing of a Member's tax returns for the preceding year, it being agreed that the Management Committee shall use its best efforts to estimate the amount of profits allocated to each Member, it being understood that the final amount may not be determined until the final date for filing the Company's tax returns, giving effect to automatic extensions of the time to file a return then available.

                      (e) If any Member shall fail to withdraw the whole or any part of his share of the Net Available Cash when the same becomes available to it as aforesaid, it shall not be entitled to receive any interest upon its share of the Net Available Cash left in the Company and such Net Available Cash shall not be treated as an increase in its Percentage Interest in the Company.

         5.3 Allocation of Profits and Losses.

                      (a) Losses of the Company for each fiscal year shall be allocated to the Members, pro rata in accordance with their respective Percentage Interests.

                      (b) Profits of the Company for each fiscal year shall be allocated to the Members, pro rata in accordance with their respective Percentage Interests.

         5.4 Taxable Year and Accounting Method. Except as otherwise required by the Code or the Regulations, the Company's taxable year shall be the fiscal year ending November 30. The Company shall use the accrual method of accounting for federal income tax purposes.

EXECUTION COPY 6/25/96

         5.5 Tax Elections. The Management Committee shall have the authority to make any election or other determination on behalf of the Company provided for under the Code or any provision of state or local tax law.

         5.6 Tax Matters Partner. The Members hereby designate Quintel to be the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code. Any Manager who is designated "tax matters partner" shall take any action as may be necessary to cause each other Member to become a "notice partner" within the meaning of Section 6223 of the Code.



Section 6 TRANSFER OF INTERESTS; ADDITIONAL MEMBERS


         6.1 Transfer of Interests. Except as otherwise set forth in this
Section 6, a Member may not Transfer all or any part of his Interest in the Company without the prior written consent of the other Members and no Person taking or acquiring, by whatever means, any Percentage Interest in the Company shall be admitted as a Substitute Member without the consent of all of the Members. The other Members, in their sole discretion, may withhold their consent to any Transfer for which such consent is required with or without reasonable cause.


         6.2 Come Along/Take Along Provision.

                      (a) If either Member secures a Selling Commitment to transfer all or any portion of its Interest to a Person which is not an Affiliate thereof ("Purchaser"), such Member (the "Offeror") must immediately thereafter give written notice (the "Selling Notice") to the other Member (the "Receiver") that the Offeror desires to sell such Interest in the Company in accordance with the terms and conditions of the Selling Commitment and this
Section 6.2. The term "Selling Commitment" means a letter of intent from Purchaser to purchase the Offeror's Interest, and if required, the Receiver's Interest for a purchase price (as proportionately adjusted to reflect the acquisition of either the Offeror's or both Members' Interests and expressed as the purchase price for each one (1%) percent of Interests, the "Interests Purchase Price") subject only to (i) customary "due diligence" items and a "due diligence" period not to exceed forty-five (45) days and (ii) a closing on the Selling Commitment to occur not more than ninety (90) days following execution of the Selling Commitment; provided, however, the Selling Commitment shall not be deemed delivered unless and until Purchaser delivers to the Company's counsel, to be held in escrow, by wire transfer of immediately available funds, an amount equal to five (5%) percent (the "Interests Downpayment") of the Interests Purchase Price assuming both Members agree to sell in accordance with the Selling Commitment. Upon receipt of the Selling Notice

EXECUTION COPY 6/25/96

the Receiver shall be estopped from electing to transfer its Interest until the Selling Commitment obligations of both Members have been released and relieved as hereinafter provided.

                      (b) The Selling Commitment shall be specifically subject to the provisions of this Section 6.2.

                      (c) On or before the date which is thirty (30) days after delivery of the Selling Notice (the "Decision Date"), the Receiver shall send a notice (the "Election Notice") to the Offeror electing either (i) to sell its interests in the Company in accordance with the Selling Commitment or (ii) to purchase the interests in the Company of the Offeror in accordance with the Selling Commitment but at a price (the "FMV Purchase Price") determined in accordance with the following formula: Interests Purchase Price multiplied by the Percentage Interest of the Offeror multiplied by ninety-five (95%) percent. Such transfer of the Offeror's interests in the Company shall occur at a closing on the date set for closing in the Selling Commitment.

                      (d) In the event the Receiver (i) elects to sell its interest in the Company in accordance with the Selling Commitment or (ii) fails to deliver the Election Notice on or before the Decision Date, then the Interests Downpayment shall be held in escrow in accordance with the terms of the Selling Commitment and the Receiver shall be deemed to have elected to sell its Interest in accordance therewith.

                      (e) In the event the Receiver elects to purchase the Offeror's Interest at the FMV Purchase Price, then an amount (the "FMV Escrow") equal to one (1%) percent of the FMV Purchase Price shall be deposited by the Receiver and held in escrow by the Offeror's attorneys in accordance with the terms of the Selling Commitment. The Offeror shall be obligated to sell its interests to the Receiver in accordance with the terms of the Selling Commitment at a purchase price equal to the FMV Purchase Price and the closing of the sale and purchase shall occur not later than sixty (60) days following the Receiver's election to purchase the Offeror's Interest.

                      (f) In the event the Offeror defaults in its obligation to sell its Interest to the Receiver, (i) the Offeror shall be deemed a Defaulting Member hereunder and (ii) the Receiver may exercise any and all remedies available at law or in equity, including without limitation, (1) obtaining an injunction to prevent the transfer of the Offeror's Interest to Purchaser in accordance with the Selling Commitment and (2) seeking specific performance of the Offeror's obligations hereunder, provided that the FMV Purchase Price shall, following such default, be deemed to be an amount equal to eighty percent (80%)] of the FMV Purchase Price as defined in Section 6.2(c) above.

EXECUTION COPY 6/25/96

                      (g) The remedies set forth in Section 6.2(f) hereof shall also be available to the Offeror if, when obligated to do so, the Receiver does not purchase the Offeror's interests as set forth herein; provided, however, the FMV Purchase Price shall be further adjusted to account for the different Interests of the Members, if any. Further, if Receiver does not convey its interests to the Purchaser when, as and if obligated to do so under the provisions of this Section 6.2, the Offeror is hereby granted a power of attorney, which power of attorney shall be deemed irrevocable and coupled with an interest, to execute and deliver, as attorney-in-fact for Receiver, and in its name, place and stead, an assignment of all of the Receiver's interests in the Company to Purchaser, and Offeror shall have the right to seek, receive and retain (i) all remedies available to it at law or in equity as a result of Receiver's failure to transfer its interest in the Partnership to the Purchaser including, without limitation, specific performance and consequential damages or
(ii) to receive and retain twenty (20%) of the actual proceeds received from the sale of the Receiver's interests in the Company to the Purchaser.

         6.3 Legend. A legend shall be placed on each certificate or other document, if any, evidencing a Percentage Interest stating the following:

                      The Percentage Interest represented by this Certificate has not been registered under the Securities Act of 1933, as amended, or the securities laws of any state. This Percentage Interest has been acquired for investment and may not be sold, transferred, pledged or hypothecated in the absence of any effective registration statement for such Percentage Interest under the Securities Act of 1933, as amended, and any applicable state securities laws or an opinion of counsel acceptable to counsel for the Company that registration is not required under such laws. In addition, the sale, transfer, pledge or hypothecation of this Percentage Interest is substantially restricted by that certain Agreement by and among the Company and its Members, dated ________________, 1996, a copy of which is on file with the Company at its principal place of business and may be obtained by any Member upon prior written request to the Company without charge.

EXECUTION COPY 6/25/96

Section 7 RESTRICTIVE COVENANTS.


         7.1 Confidentiality. Each Member acknowledges that during the term of this

EXECUTION COPY 6/25/96

Agreement it will have access to confidential information, including, without limitation, (i) pricing information and information concerning the Company's marketing techniques and methods, (ii) the terms of the Company's existing contracts with suppliers, service bureaus or vendors, (iii) information pertaining to the Company's customers and their requirements, (iv) information concerning the management and assembly of the Company's data base, and (v) any other of the Company's trade secrets (all of the foregoing is referred to as "Confidential Information") which is not in the public domain and which has been or will be acquired, developed or assembled by the Company at its expense. Each Member agrees, for so long as the Company continues to engage in the active conduct of business, including the business described in Schedule B of this Agreement or any other business which the Company hereafter conducts, that it shall not reveal, divulge or make known Confidential Information (other than in the conduct of the Company's business) to any person, firm, corporation or other business organization, and shall not directly or indirectly use for its own benefit, or for the benefit of anyone else, any Confidential Information.

         7.2 Non-Competition. Each Member agrees, for so long as the Member owns a Percentage Interest in the Company and for a period of two (2) years thereafter, not to (i) directly or indirectly, endeavor to entice away from the employ of the Company or the other Member or otherwise interfere with the relationship of the Company or the other Member with any individual, partner, firm, corporation or other business organization which is employed by the Company or by the Member or is otherwise performing services for the Company or the Members, or (ii) acquire a direct or indirect interest in, or act as an owner, manager, partner, shareholder, joint venturer, or consultant to any other person or entity which competes with the business of the Company.

         7.3 Blue-Pencilling. In the event that any provision of this Section 7 shall be deemed unenforceable, invalid, or overbroad in whole or in part for any reason, then any tribunal, forum or court with jurisdiction over these matters is hereby requested and instructed to reform such provision to provide for the maximum competitive restraints upon a Member's activities (in time, product, and geographic area) which may then be legal and valid, and consent to such reformation is hereby granted.

         7.4 Injunctive Relief. Each Member agrees that any violation of this
Section 7 by a Member is likely to cause irreparable injury to the Company for which any remedy at law would be inadequate, and the Company and the other Member shall be entitled to preliminary, permanent, and other injunctive relief against any breach by a Member of the provisions of this Section 7. In the event of a violation of any of the provisions of this Section 7, the period of restriction referred to therein shall be extended to a period of time equal to that period beginning on the date when such violation commenced and ending when the activities constituting that violation shall be finally terminated.

EXECUTION COPY 6/25/96

Section 8 DISSOLUTION.


         8.1 Causes of Dissolution. Each Member expressly waives any right which he might otherwise have to dissolve the Company except as set forth in this
Section 8. The Company shall be dissolved upon the first to occur of the following:

                      (a)      The bankruptcy or dissolution of a Member;

                      (b) The approval by the Members of the dissolution of the Company;

                      (c) The election of either Member to dissolve the Company, in the event that the Company, at any such time, has ceased doing any business;

                      (d) The occurrence of any other circumstance which, under the Act, would require that the Company be dissolved;

                      (e) The Members, in their sole discretion, determine that a rule, ordinance, regulation, statute or government pronouncement has or may be enacted that would make any aspect of this Agreement or the activities conducted by the Company unlawful or eliminate or substantially reduce, either directly or indirectly, the benefits that would accrue to the Members with respect to continuing the Company's business operations; or

                      (f)      November 30, 2046.

         8.2 Reconstitution.

                      (a) If the Company is dissolved as a result of an event described in Section 8.1(a), the Company may be reconstituted and its business continued if, within ninety (90) days after the date of dissolution, the reconstitution is approved by the Members. If the Company is reconstituted and its business continued, any departing Member is entitled to receive any distribution to which it is entitled up to the date which caused the dissolution and it shall receive, within a reasonable time after such reconstitution, the fair value of its Interest as of the date of the dissolution.

                      (b) The fair value of the departing Member's Interest under Section 8.2(a) shall be determined by an appraisal firm nominated by the remaining Members. Such

EXECUTION COPY 6/25/96

determination shall be delivered to the departing Member. If the departing Member shall object thereto, the department Member shall notify the Company in writing of such objection within ten (10) days following actual receipt of such determination. In such event the departing Member shall select an appraisal firm to make such determination and it shall deliver its determination to the Company within ninety (90) days following the date of its objection to the remaining Members' determination. If the remaining Members shall object to the departing Member's appraiser's determination, the remaining Members shall notify the departing Member in writing of such objection with ten (10) days following actual receipt of the departing Member's determination. If the remaining Members and departing Members are then unable to agree on a determination, then an appraiser shall be selected by the two firms originally selected whose determination will then be binding on the remaining Members and the departing Member. The cost of the third appraiser shall be borne one-half by the remaining Members and one-half by the departing Members, unless the determination by the third appraiser differs by more than five percent (5%) from the original two determinations, in which case the party to whom the determination is less favorable shall pay the entire costs of such third appraiser.

         8.3 Liquidation.

                      (a) Upon the occurrence of any event requiring dissolution as set forth in Section 8.1, if the business of the Company is not continued by the remaining Members pursuant to Section 8.2, the Company shall immediately execute and deliver to the Secretary of State a statement of its intent to dissolve. Upon filing the statement of intent to dissolve, the Company shall cease to carry on its business and shall wind up its affairs and liquidate.

                      (b) In the course of the dissolution and winding up the affairs of the Company, the Management Committee shall cause to be prepared a full and accurate inventory of all of the Company's assets and shall determine its liabilities and income, both gross and net for the purpose of dividing the Profits or Losses and the Net Available Cash of the Company, as applicable. Every effort shall me made to sell the assets of the Company for cash so that the distribution may be made to the Members in cash. If the company's assets or any part of them cannot be reduced to specie within a reasonable time or without reasonable loss, the Members holding a majority of Interest may make such arrangements for the disposition and liquidation of such assets or any part of them, and for the proportionate distribution of said assets or any part of them, or of the resultant proceeds, as will be most propitious, fair and reasonable under the facts and circumstances then present. If the Company's assets include notes secured by mortgages or deeds of trust on properties which the Company has sold, said notes and mortgages or deeds of trust may be distributed in kind to the Members if the Members may legally accept the same, and shall be valued at one hundred percent (100%) of the unpaid principal balance of said notes, plus accrued interest at the time of such distribution. Unless all of the members

EXECUTION COPY 6/25/96

otherwise agree in writing, each Member shall receive a proportionate share of each of those assets which are to be distributed in kind.

         8.4 Distribution of Assets. The proceeds from the liquidation or sale of the Company's assets shall be applied as follows:

                      (a) To creditors of the Company, other than Members, in the order determined by the Management Committee, but, in any event, in accordance with law; and

                      (b)      To the Members in accordance with Section 5.2.



Section 9 INDEMNIFICATION


         9.1 Indemnification of Members and Managers. The Company shall indemnify and hold harmless any Member or Manager from and against any and all claims and demands for which they are not liable pursuant to Section 3.14 above.



Section 10 MISCELLANEOUS


         10.1 Notices. All notices given pursuant to this Agreement shall be in writing and shall be deemed effective when personally delivered or when placed in the United States mail, registered or certified with return receipt requested, or when sent by prepaid telegram or facsimile followed by confirmatory letter. For purposes of notice, the addresses of the Members shall be as stated under their names on the attached Schedule "A"; provided, however, that each Member shall have the right to change its address with notice hereunder to any other location by the giving of thirty (30) days notice to the Company in the manner set forth above.

         10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive federal laws of the United States and the laws of the State of Delaware.

         10.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Members, and their respective heirs, legal representatives, successors and

EXECUTION COPY 6/25/96

permitted assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Section 7.

         10.4 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall not be construed as the waiver by that party of its rights hereunder. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

         10.5 Entire Agreement. This Agreement contains the entire agreement among the Company and the Members relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein are terminated.

         10.6 Amendments. This Agreement may be amended or modified by the written approval of all of the Members.

         10.7 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Members as expressed herein, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

         10.8 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

         10.9 Schedules. Each Schedule to this Agreement is incorporated herein for all purposes.

         10.10 Additional Documents. Each Member agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

EXECUTION COPY 6/25/96

         10.11 Section Headings. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.

         10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.


         IN WITNESS WHEREOF, the Company and Members have executed this Agreement as of the date first above written.

                                 COMPANY:

                                 QUINTEL CELLULAR LLC



                                 By:
                                    ----------------------------------------
                                                                    , Member

                                 MEMBERS:

                                 QUINTEL ENTERTAINMENT, INC.


                                 By:
                                    ----------------------------------------
                                                  Its President


                                 PARAGON CELLULAR SERVICES, INC.


                                 By:
                                    ---------------------------------------
                                                  Its President

EXECUTION COPY 6/25/96


                                   SCHEDULE A

                                           INITIAL            PERCENTAGE
MEMBER AND ADDRESS:               CAPITAL CONTRIBUTION:        INTEREST
-------------------               ---------------------        --------
Quintel Entertainment, Inc.       $18,750.00 cash                 50%
One Blue Hill Plaza
Pearl River, NY  10965

Paragon Cellular Services, Inc.   $18,750.00 cash                 50%
16805 U.S. Highway 19N
Clearwater, FL  34624

EXECUTION COPY 6/25/96


                                   SCHEDULE B

                             BUSINESS OF THE COMPANY

The purpose of the Company shall be to sell, lease and market, at retail or wholesale, cellular telephones and cellular telephone service, including access and airtime required in respect thereof.

EXECUTION COPY 6/25/96

                                   SCHEDULE C

                            CERTIFICATE OF FORMATION


                           CERTIFICATE OF FORMATION OF

                              QUINTEL CELLULAR LLC


         1. The name of the limited liability company is QUINTEL CELLULAR LLC.

         2. The address of its registered office in the State of Delaware is __________________________. The name of its registered agent at such address is
__________________________.



         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of QUINTEL CELLULAR LLC this ______ day of ____________.



                                      -------------------------------------
                                      Authorized Person

EXECUTION COPY 6/25/96

                                   SCHEDULE D

               EXAMPLE OF OPERATION OF FORMULA FOR DILUTION UNDER
                                PARAGRAPH 4.3(B)


         Assume that the Members agree that the Members should loan or contribute an aggregate of $1,000,000 to the Company, thereby requiring that each Member provide $500,000.00 to the Company on the terms agreed upon by the Members. Assume further that Quintel provides $500,000.00 but Paragon provides only $200,000.00. Assume that each Member has theretofore made capital contributions of $18,750.00. In this example, Paragon is "deficient" by $300,000.00, because Paragon was required to provide $500,000.00 but only provided $200,000.00. Paragon's Percentage Interest would then be adjusted as follows:

              50% - [ 1.5   x   Amount of Deficiency                          ]
                                ----------------------------------------------
                                     Total Capital      +     Cash Call
                                     of All Members           Made on Deficient
                                                              Member

              .50 -   [ 1.5     x   [.50   x         300          ]
                                               ---------------
                                           37.5  +  500    =

              .50 -   [1.5      x   [.50   x   .5581395 ]  =

              .50 -   [1.5      x   .279070 ]  =

              .50 - .418605  =

              .081395 or 8.1395%

              In this example, Paragon's 50% Percentage Interest is reduced to 8.1395%, and Quintel's Percentage Interest would be increased to 91.8605%.